Exhibit 99.1

GENERAL STOCK OPTION PURCHASE PLAN OF

AFYA PARTICIPAÇÕES S.A.

1.                            Objectives of the General Plan

1.1                     The granting of options for purchasing shares issued by AFYA Participações S.A. (“Company”) has as an objective to contribute to the achievement of the Company’s financial and strategic goals, by aligning the interests of the shareholders, managers, and strategic talents of the Company or any other of its controlled companies, thus enabling maximization of the value of the Company, under the terms of article 168, paragraph 3, of Law No. 6,404, of December 15, 1976 (the “Corporation Law”).

1.1.1                              To achieve said objectives, the Company shall grant to the Beneficiaries (as defined in item 2.2 (b) below) an option to purchase shares issued by the Company, under the terms and conditions of both this general plan for the granting of options for purchasing the Company’s shares (the “General Plan”) and the agreement for the granting of an option for purchasing shares to be entered into with each one of the Beneficiaries (“Option Agreement” or “Option”, respectively).

1.1.2                              The draft of the Option Agreement forms an integral part of this General Plan as Exhibit 1.

2.                            Management of the General Plan

2.1                     The management of this General Plan shall be incumbent upon the Board of Directors of the Company.

2.2                     In accordance with the terms and conditions of this General Plan, o Board of Directors shall have full power to:

a)                           take all necessary and appropriate measures for managing this General Plan, including in terms of the construal, detailing, and application of the general rules set forth herein;

b)                           select, at its sole discretion, who should be granted the Options, under the terms of item 3 below (the “Beneficiaries”);

c)                            set forth the appropriate rules for the granting of the Option to each one of the Beneficiaries, approving the respective Option Agreement, which it may defer for each one of the Beneficiaries, especially with respect to the criterion for the setting of the number of Shares (as defined below) subject to the Option and Price to Exercise the Option, in compliance with the provisions of item 5.3 below;

d)                           change the terms and conditions of the Options granted with the purpose of adapting them to any requirements to be made for amending the applicable legislations, including proper classification of the plan under the law; and

e)                            authorize the Company officers to execute Option Agreements with the several Beneficiaries, as well as any necessary amendments upon decision of the Board of Directors.

2.3                     The Board of Directors, exercising its powers, is subject only to the limits set in law, in the Articles of Incorporation of the Company, in any of the Company’s Shareholder’s Agreements filed at its head office, and in this General Plan.

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3.                            Beneficiaries.

3.1                     Eligibility. In accordance with the conditions of this General Plan, only employees and/or managers of the Company and its controlled companies who have been selected by the Board of Directors of the Company shall be eligible to participate as Beneficiaries in the Option.

3.2                     Formalization. The Option shall be granted by executing the Option Agreement.

4.                            The Shares dealt with in this General Plan

4.1                     Number of Shares to the Beneficiaries. Upon granting of the Option, the Board of Directors shall define the number of shares to be issued by the Company for the Option of each Beneficiary, under the conditions provided for in this General Plan.

4.2                     Total Number of Shares in this General Plan. The total number of shares to be offered under the terms of this General Plan cannot exceed, on any date, four percent (4%) of the entirety of the shares issued by the Company (the “Shares”).

4.2.1                              The Shares subject to the Option shall be registered common shares, without par value, which shall confer to its holder the right to one (1) vote in the Company’s general meetings.

4.2.2                              The Company shall have authorized capital, so that the Board of Directors can decide upon the capital increase arising from the exercise of each Option. In the absence of authorized capital, treasury stock may be used or the respective issuance of new shares by the Company must be approved by the general assembly.

4.3                     Right of First Refusal. As per the terms of article 171, paragraph 3, of the Corporation Law, the shareholders of the Company shall reserve the preemptive right to subscribe the shares dealt with in this General Plan.

4.4                     Shareholders’ Agreement. The Shares subject to the Option shall be linked to the Shareholder’s Agreement of the Company or its controlled companies, as applicable.

4.4.1                              The exercise by the Beneficiary of its respective Option shall be contingent upon execution by this Beneficiary, upon subscription/purchase of the Shares subject to the Option, of a notice of adherence to the Shareholder’s Agreement of the Company and/or its controlled companies, filed at the head offices of the respective companies.

4.5                     Transfer of Shares. Under the terms of the Option Agreement, the Shares held by the Beneficiary(ies) shall be subject to the following prerogatives and limitations:

4.5.1                              Should the Beneficiary choose to sell its Shares to third parties, the Company shall reserve the preemptive right to repurchase them.

4.5.2                              In the event of the direct or indirect sale by the controlling shareholders of the Company’s control, the Beneficiary shall reserve the right to sell its Shares to the Company, and the Company shall be required to purchase them for the same price per share offered by the potential buyer to the other shareholders. The settlement of the purchase of the Shares held by the Beneficiary shall be contingent upon settlement of the main control sale transaction by the controlling shareholders and subject to the conditions agreed to with the potential buyer.

4.5.3                              Should the Company’s controlling shareholders choose to sell, whether directly or indirectly, the entirety of the share capital of the Company, the Company shall reserve

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the right to repurchase the shares from the Beneficiary for the price per share in the referred transaction. The settlement of the purchase of the Shares held by the Beneficiary shall be contingent upon settlement of the main control sale transaction by the controlling shareholders and subject to the conditions agreed to with the potential buyer. The Company may choose to sell the Shares held by the Beneficiary directly to the potential buyer also for the same price per share in the referred transaction.

4.5.4                              With the exception of a Liquidity Event or in those cases provided for in Clause 6.1 of this Plan, the Shares held by the Beneficiary can only be sold by the Beneficiary to a third party if the Beneficiary initially offers them to the Company, and the Company expressly states that it is not interested in this purchase.

4.6.                 Dividends. The Beneficiary shall be eligible to one hundred percent (100%) of the dividends attributed to the shares purchased by same, regarding the fiscal year in which the Purchase Option is exercised and the subsequent years, while the Beneficiary owns the shares.

5.                            Exercise of the Option

5.1                     Period for Exercise. Without prejudice to the provisions of items 6 and 7 below, the Beneficiary may exercise its Option on the date of the Vesting Period indicated in the table below, including the corresponding number of shares. In the event that the date of the Vesting Period coincides with a national or local holiday in the cities of Belo Horizonte/MG, São Paulo/SP, or Rio de Janeiro/RJ, the Option shall be exercised on the business day immediately subsequent. The communication about the exercise shall be addressed to the president of the Board of Directors of the Company, with a copy to the Chief Executive Officer of the Company and to the Chief Legal Officer of the Company.

5.2                     Vesting Period. The Beneficiary shall acquire the right to purchase a particular number of shares issued by the Company, up to the total number of the Shares in its respective Option. This purchase shall be partially exercised over a period of five (5) years from the signing of the Option Agreement (“Vesting Period” or “Período de Aquisição”). The chart below details the number of Shares to which the Beneficiary shall be eligible to purchase within the respective period provided for in the chart, by effectively exercising the Purchase Option:

	Vesting Period/Purchase Option enforceable as of
Number of Granted Shares	12 months after the date of signing of the Option Agreement	24 months after the date of signing of the Option Agreement	36 months after the date of signing of the Option Agreement	48 months after the date of signing of the Option Agreement	60 months after the date of signing of the Option Agreement
Additional % of vested shares subject to being purchased	10%	15%	25%	25%	25%
Total % of vested shares	10%	25%	50%	75%	100%

5.2.1                              With respect to the Options to be exercised by the Company by June 30, 2018, it is hereby exceptionally established that the Beneficiary may acquire the right to purchase the entirety of the Shares in its respective Option, by partially exercising it over a period

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of four (4) years from the date of signing of the Option Agreement, under the same conditions and at the same percentages of vested shares set forth in the chart of Clause 5.2 above, considering that the first Vesting Period shall occur ninety (90) days after the date of signing do Option Agreement.

5.2.2                              Any portion of the Option not exercised under the terms and conditions set forth in this General Plan or in the Option Agreement shall legally cease, without notice in this sense and without any right to indemnity or to the exercise accumulated in the future on any non-exercised amounts.

5.2.3                              Once the Beneficiary has exercised its Option, the Company may choose to: (i) issue new shares for subscription by the Beneficiary, under the terms of item 4.2.2 above; or (ii) sell the treasury stock for this purpose.

5.2.4                              For the purpose of exercising the Option, the Beneficiary must: (i) sign the subscription bulletin with the Company, in the event of issuance of new shares; or (ii) sign the of the Company’s share transfer register, in the event of use by the Company of the treasury stock.

5.3                     Price for Exercising the Option. The price for exercising the Option shall be calculated as ordered by the Board of Directors in the event of the granting of Option to the Beneficiary.

5.4                     Payment Method. Once the Option has been exercised, the Beneficiary(ies) may pay the Price for Exercising the Option in twelve (12) to thirty-six (36) equal and subsequent monthly installments, with the first maturing on the date of subscription of the Shares, as ordered by the Board of Directors of the Company and as reflected on the Option Agreement of each Beneficiary. The first portion of the Price for Exercising the Option to be paid by the Beneficiary must correspond to at least five percent (5%) of the Price for Exercising the Option regarding the entirety of the vested shares.

5.4.1                              The amount of each portion, whether or not regarding the vested shares, shall be adjusted from the granting of the Option on a monthly basis, by the variation in the CDI — Certificate of Deposit, and deducted from the dividends paid per share during that period. Should the option be exercised prior to payment of the dividend, the corresponding share transferred to the grantee shall be eligible to receiving the dividend paid subsequently.

6.                            Resignation from the Company

6.1                     If any of the Beneficiaries is no longer a manager and/or employee, as applicable, of the Company and/or Controlled Companies, the following procedures and consequences shall be noted with respect to the granted Options and/or Shares purchased by the Beneficiaries and by reason of the event, as provided for in both this General Plan and the Option Agreement with respect to the following:

Event	Rights	Portion Exercised
Voluntary Resignation	the Beneficiary may exercise the vested portion and loses the rights of the non-enforceable options

In the event of voluntary resignation, the company shall have the right, other than the obligation, of purchasing the Shares for a base price equivalent to 7.5 x EBITDA of the Company for the latest audited year, deducting the Net Debt, applying a discount of twenty percent (20%) on this final price for purchase

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Dismissal with cause or request for resignation	the Beneficiary shall lose all its rights to the enforceable and non-enforceable portions by the Company in the fiscal year, ten percent (10%) one (1) year after the exercise, and 7.5 x EBITDA without deduction after the 2nd year.

Payment term: as provided for in the Beneficiary’s respective Option Agreement

For dismissals with cause, the deduction to be applied shall be forty percent (40%)

Dismissal without Cause or dismissal from the position Death or Permanent Incapacity	The Beneficiary may exercise the enforceable portion of the Option and shall loose the right to non-enforceable portions

The Company reserves the right, other than the obligation, to purchase the entirety of the Shares for a base price equivalent to 7.5 x EBITDA of the Company for the previous year, deducting the Net Debt.

Payment term: as provided for in the Beneficiary’s respective Option Agreement

7.                            Liquidity Event

7.1                     In any Liquidity Event (as defined in Item 7.2 below), the following procedures shall be met with respect to the Options granted and/or Shares purchased by the Beneficiaries:

7.1.1                              Exercised Portion. the Beneficiary may sell the Shares it owns with the Company or to the Company under the same terms and conditions of the Liquidity Event. For purposes of exercising this hypothesis:

7.1.1.1                   The Beneficiary shall have the option of selling its own the Shares to the Company under the same conditions provided for in the Liquidity Event and, in this case, the Company shall be required to purchase them.

7.1.1.2                   On the other hand, the Company shall also have the option of purchasing the Shares held by the Beneficiary, and the Beneficiary, in this case, shall be required to sell the Shares under the same conditions provided for the Liquidity Event.

7.1.1.3                   For the purposes of this item 7.1.1, the following is considered to be the unit price of the share in the Liquidity Event: (i) in any event of the direct or indirect sale of the Company control, it shall be the price paid per share in the control sale transaction; and (ii) in the event of an IPO, it shall be the initial price of the share negotiated in the IPO.

7.1.2                              Enforceable Portion (Vesting Period completed): should the Beneficiary be interested, the Option must be exercised within five (5) days from notification by the Company of the Liquidity Event. The communication about the exercise shall be addressed to the president of the Board of Directors of the Company, with a copy to the Chief Executive Officer and to the Chief Legal Officer of the Company.

7.1.2.1                   Once the Option has been exercised, the procedures provided for in items 7.1.1.1 to 7.1.1.3 above shall apply mutatis mutandis.

7.1.2.2                   Any difference between the Price for Exercising the Option and the price to be paid by the Company, under the terms of item 7.1.1.2 or 7.1.1.3 above, shall be: (i) immediately settled by the debtor party; or (ii) compensated with any balance payable by the creditor party.

7.1.3                              Non-Enforceable Portion of the Option (Vesting Period in course). In the event that the Option which Vesting Period is still in course, and thus cannot be completed, the

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immediate exercise of the Option by the Beneficiary regarding any non-completed Vesting Periods. The Beneficiary must, at its discretion, exercise the Option within no more than five (5) days from notification by the Company of the Liquidity Event. The communication about the exercise shall be addressed to the president of the Board of Directors of the Company, with a copy to the Chief Executive Officer and to the Chief Legal Officer of the Company.

7.1.3.1                   Once the Option has been exercised, the procedures provided for in items 7.1.1.1 to 7.1.1.3 above shall apply mutatis mutandis.

7.1.3.2                   Any difference between the Price for Exercising the Option and the price to be paid by the Company, under the terms of item 7.1.1.1 or 7.1.1.2 above, (i) shall be immediately settled by the debtor party; or (ii) compensated with any balance payable by the creditor party.

7.2                     Liquidity Event. For the purposes of this Plan, the term “Liquidity Event” of the Company means: (i) the opening of the Company capital, which includes the initial public offering (whether primary or secondary), of the common shares issued by it in the Level 2 segment or Bovespa’s Novo Mercado, or a similar transaction in a foreign stock exchange (“IPO”); or (ii) any event of direct or indirect sale of the Company control to a third party, a scenario which therefore, does not include any change arising from a mere internal corporate reorganization of the corporate group, including, as an example, the incorporation of the Company by one of its shareholders or share exchanging within the control bloc or transfer of shares to: (a)  direct or indirect controlling shareholders or a stockholder of the shareholder (in the event of an investment fund in the capacity as direct or indirect shareholder), of the current shareholders of the Company; (b) companies indirectly or directly controlled by any of the current shareholders of the Company; (c) companies indirectly or directly controlling any of the current shareholders of the Company; and (d) any company directly or indirectly controlled by the controllers of any of the current shareholders of the Company; or (iii) direct or indirect sale of the interest held by BOZANO EDUCACIONAL II FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA (“Educational FIP”) in the share capital of the Company, with the dismissal of the managers representing the Educational FIP of the Board of Directors of the Company.

7.3                     Controlling IPO. In the event that the direct or indirect controller of the Company makes its IPO, and, in the process of making the IPO, the Company becomes a wholly-owned subsidiary of its controller, the Beneficiary may exchange its Shares with shares of the company, which shall have its capital open. This exchange shall be made under the same conditions as the other shareholders of the Company.

8.                            Term and Termination of this General Plan

8.1                     This General Plan shall take effect on the date of conduction of the Company’s General Shareholders’ Meeting that approves it and may be terminated at any moment by decision of either the General Meeting or the Board of Directors.

8.1.1                              The termination of this General Plan shall not affect the efficacy of Options still in effect based on this General Plan.

8.2                     The Option shall be legally terminated without any right to indemnity to the Beneficiary: (i) due to its full exercise as authorized in this General Plan; or (ii) due to the end of the term for its exercise; or (iii) due to resignation of the Company’s Beneficiary, under the conditions provided for in item 6 above; or (iv) in the event of dissolution and liquidation of the Company.

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9.                            Option Granting Agreements of Guardaya Empreendimentos and Participações S.A.

9.1                     All option agreements granted by the company Guardaya Empreendimentos and Participações S.A, registered with the CNPJ/ME under No. 23.104.712/0001-56 (“Guardaya”), incorporated by the Company on 3/29/2019, within the scope of the Guardaya’s General Option Plan approved on 8/10/2018, shall be received by this General Plan, as an exception and remain valid and in effect in its exact terms, with the respective amendments and adaptations approved by the Board of Directors of the Company during a special meeting of the Board of Directors.

10.                     Miscellaneous

10.1              No provisions of this General Plan shall neither confer to the Beneficiary any guarantee to remain in the Company as an employee or until the end of its tenure as manager, nor shall it ensure its reelection for the referred position, nor shall it interfere in any manner with the right reserved by the Company to dismiss the manager.

10.2              Should the number, type, and/or class of the shares existing on the date of approval of the General Plan by the General Meeting undergo any change as a result of bonuses, split-ups, reverse splits, or conversions of shares of a type or class to another, or conversion to shares of other securities issued by the Company, an adjustment shall be made for each Beneficiary with respect to the corresponding number of shares.

10.3              Each year, within the scope of the approval of the Company budget, the Company may assess and possibly approve a program for repurchase of shares issued by itself, considering that the amount of this repurchase per share shall be based on the multiple of 7.5 x EBITDA of the Company for the latest year audited, deducting the Net Debt. In addition, a discount of twenty percent (20%) on the final price if the share to be repurchased is less than twelve (12) months from the date of its exercise, ten percent (10%) for repurchase with less than twenty-four (24) months from the date of the exercise and 7.5 x EBITDA of the Company of the latest year audited after thirty-four (24) months of the exercise of the option. Should a Liquidity Event occur, the valuation of the Company within the scope of the Liquidity Event shall be used as a price reference for any share repurchase program. The Beneficiary Shall not be prevented from participating in any program of this nature, considering that this participation shall be pro-rata in relation to the participation of any Beneficiary to adhere to it.

10.4              Each Beneficiary must expressly adhere, by executing the Option Agreement, to the terms of this General Plan, without exceptions whatsoever.

10.5              The Board of Directors, to the interest of the Company and its shareholders, may review the conditions for this General Plan, provided its basic principles, especially the maximum limits to issue shares approved by the General Meeting, are not changed.

10.6              Any significant legal amendment to the regulation of joint stock companies and/or the tax effects of a stock option plan may lead to the full review of this General Plan.

10.7              Cases not referred to herein shall be decided on by the Board of Directors.

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Stock Option Agreement of
 AFYA Participações S.A. and Other Covenants

AFYA PARTICIPAÇÕES S.A., a privately-held corporation, duly established and validly existing in compliance with the laws of the Federative Republic of Brazil, headquartered in the state of Minas Gerais, City of Nova Lima, at Rua Alameda da Serra, nº 119, sala 504, bairro Vila da Serra, CEP 34.006-056, enrolled with EIN No. 23.399.329/0001-72, herein represented in accordance with its bylaws, hereinafter referred to as “Grantor” or “Company”; and

[GRANTEE], [specifics], residing and domiciled in/at [•], hereinafter referred to as “Grantee”, and together with the Grantor shall be collectively referred to as “Parties” and individually as “Party”;

Whereas:

A.                On May 15, 2018, the Company approved, at the Extraordinary General Meeting, the Stock Option Plan for its management and key employees of the Company or its Subsidiaries, which was amended by the Extraordinary Shareholders’ Meeting of the Company held on March 29, 2019 (as amended, the “Stock Option Plan”);

B.                The Grantee is [•] of the Company and was considered eligible to receive the Company’s stock option by the Board of Directors, at a meeting held on [•], pursuant to the terms of the Stock Option Plan;

C.                The Grantor wishes to grant to the Grantee the right to exercise the option to purchase [•] the common shares issued by the Company, under the terms of the Stock Option Plan; and

D.                In the event of the exercise of the call option formalized in this instrument, the Grantee may become a shareholder of the Company and, as a result, will have all the rights and duties provided to the shareholders of privately held companies, pursuant to Law 6404, dated as of December 15, 1976, as amended (“Corporation Law”), to the Company’s Bylaws and the Shareholders’ Agreement then in force, and may sustain any and all risks and enjoy any and all benefits relating to its status of shareholder.

NOW, THEREFORE, the Parties have decided to enter into this Option Agreement to Purchase Shares of the Company and Other Covenants (“Agreement”), in accordance with the following terms and conditions:

Clause 1.                                             Granting of the Call Option

1.1.                  By this Agreement, the Company irrevocably and irreversibly grants to Grantee the option to purchase up to [•] common shares issued by the Company (“Shares”), including all rights related thereto, which entitles the Grantee to subscribe (and the obligation to pay up in this case) and the obligation of the Company to issue the Shares (provided that the Grantee signs, on the date of issue of the Shares, the Instrument of Adherence to the Shareholders’ Agreement of the Company (as defined below), subject to the conditions set forth in this Agreement (“Call Option”).

1.1.1.        The shares subject to the Call Option shall be registered common shares, without par value, which shall confer to its holder the right to one (1) vote in the Company’s general meetings.

1.2.                  This Agreement does not create an obligation for Grantee to exercise, in whole or in part, the Call Option granted by the Company hereunder.

1.3.                  As per the terms of article 171, paragraph 3, of the Corporation Law, the shareholders of the Company shall reserve the preemptive right to subscribe and/or purchase the shares dealt with in this Stock Option Plan.

1.4.                  By this Agreement, the Grantee fully agrees and adheres to the terms and conditions of the Company’s Stock Option Plan.

1.5.                  As a result of the granting of the Call Option, pursuant to this Agreement, the Grantee pays on this date to the Company the sum of [•] ([•]), in cash and in national currency (“Premium”).

1.6.                  The Shares under the Call Option will be linked to the Company’s shareholders agreement in force at the time of the exercise of the Call Option and filed at the Company’s headquarters (“Shareholders’ Agreement”). Thus, the exercise by the Grantee of the Call Option provided for in this Agreement is conditional upon the signing by the Grantee, at the time of subscription/purchase of the Shares subject to the Call Option, of the instrument of adherence to the Shareholders’ Agreement of the Company.

Clause 2.                                             Procedures for exercise of call option

2.1                     Vesting Period. The Call Option shall be partially exercised over a period of up to five (5) years as from [•] (“Vesting Period”), as specified below:

Vesting Period/Call Option
Number of Granted Shares	12 months after the date of signing of the Contract	24 months after the date of signing of the Contract	36 months after the date of signing of the Contract	48 months after the date of signing of the Contract	60 months after the date of signing of the Contract
% of vested shares subject to purchase	10% = [•] shares	15% = [•] shares	25% = [•] shares	25% = [•] shares	25% = [•] shares
Total % of vested shares	10% = [•]shares	25% = [•] shares	50%= [•] shares	75% = [•] shares	100%= [•] shares

2.2                     Period for Exercise. Without prejudice to the provisions of Clauses Four and Five of this Agreement, the Grantee may exercise the Call Option on the dates of the Vesting Periods indicated in the table of Clause 2.1 above, comprising the corresponding numbers of shares. In the event that the date of the Vesting Period coincides with a national or local holiday in the cities of Belo Horizonte/MG, São Paulo/SP, or Rio de Janeiro/RJ, the Option shall be exercised on the business day immediately subsequent.

2.2.1           The portion of the Call Option that may not be exercised within the respective vesting period and under the conditions stipulated in this Agreement will be extinguished by operation of law, regardless of notice to that effect and the Grantee shall not be entitled to any indemnity or the future accumulation on the portions that have not been exercised.

2.2.2           For purposes of the exercise of the Call Option, the Grantor shall, at the Company’s discretion: (i) sign the subscription list with the Company, in case of issuance of new shares by the Company; or (ii) sign the Company’s share transfer book in case of purchase of treasury shares issued by the Company, otherwise the exercise of the respective Call Option will be disregarded for all purposes of this Agreement, by applying the provisions of Clause 2.2.1.

2.3                     Exercise method. The Call Option must be exercised by the Grantee by sending a notice to the Chairman of the Company’s Board of Directors, with a copy to the Chief Executive Officer and the Chief Legal Officer of the Company, within the fifteen (15) days prior to the date of the

Vesting Period, in accordance with Annex 2.3, where the Grantee must state: (i) the exercise of the Call Option in the respective Vesting Period, indicating all the Shares of said vesting period that it intends to exercise at that moment; and (ii) the form of payment of the Strike Price, pursuant to Clause 3.2 below (“Exercise Notice”).

2.3.1           The Chairman of the Company’s Board of Directors, at the request of the Chief Executive Officer and within a period of up to ten (10) business days from the receipt of the Exercise Notice, shall: (i) in the case of the issue of new Shares, convene a meeting of the Board of Directors to be held within five (5) business days, pursuant to Article 10 of its Bylaws, in order to approve the increase of the Company’s capital corresponding to the Shares subject to the respective exercise of the Call Option; or (ii) in case of purchase of treasury shares, make the necessary registrations in the Company’s Share Transfer Book and in the Share Registry Book.

2.3.2           The Grantee hereby appoints the Company as his attorney-in-fact, granting it special powers to perform any and all acts necessary to transfer the shares under the Call Option, also signing the Company’s Share Transfer Book including receipts, instruments or any other documents on behalf of the Grantee; delegation of powers is prohibited. This mandate is granted on an irrevocable and irreversible basis, and is considered a business condition under the terms of article 684 of the Civil Code, as set forth in the form of Annex 2.3.2 of this Agreement.

2.3.3           On the date of purchase of any of the shares indicated in Clause 2.3.1 above: (i) the Grantor shall sign the subscription list for the Shares or the Share Transfer Book, as the case may be; (ii) the Grantor shall pay the Strike Price or its first installment, pursuant to Clause 3.2 below; and (iii) the Executive Board of the Company shall register the subscription of the new Shares in the Company’s Share Registry Book.

Clause 3.                                            Strike price and payment method

3.1                     Strike price. The total sum of the strike price of the Call Option of each Vesting Period shall correspond to the total number of Shares for each exercise, multiplied by the unit value of the Share stipulated in Clause 3.1.1 below (“Strike Price”).

3.1.1           The unit price of each Share for each exercise of the Call Option will correspond to R$ [•] ([•]), which will be restated for inflation by the CDI - Interbank Deposit Certificate and deducted from the dividends paid as from the date of execution of this Agreement until the date of actual payment of each installment of the Strike Price.

3.2                     Payment Method. The Strike Price will be paid by wire transfer of funds to the current account held by the Company to be informed in due course.

3.2.1           The Grantee shall pay the entire sum of the Strike Price for the Shares exercised in twelve (12) up to thirty-six (36) equal, monthly and subsequent installments, and the first installment will be due on the date of subscription or purchase of the Shares (as the case may be) and the other installments until the 20th day of each subsequent month. If the Grantee chooses to pay cash, the payment must be made on the date of subscription or purchase of Shares, as the case may be. The Grantee’s failure to fulfill the obligations provided for herein, more specifically the obligation to pay the Strike Price, will result in loss of the right to acquire Shares at a later date.

3.2.2           The sum of each installment of the Strike Price, whether related to the vested shares or not, shall be restated for inflation, from the date of execution of this Agreement, on a monthly basis by the variation of the Interbank Deposit Certificate (CDI) and may be deducted from the dividends that may have been paid per share in the period.

Clause 4.                                            Resignation from the Company

4.1                     Withdrawal of the Grantee. In case of the Grantee’s withdrawal as [•] of the Company and/or the Subsidiaries, the following procedures and consequences will be adopted in relation to the Call Options and/or Shares purchased by the Grantee as a result of the event occurred, pursuant to the provisions of Clause 4.4 below.

4.2                     Call Option - Voluntary Termination, resignation from the position of [•] and/or Dismissal by the Company with Cause. By this instrument, the Grantee irrevocably and irreversibly grants to the Company the option to purchase all Shares issued by the Company held by the Grantee, including all rights thereto, except dividends and interest on own capital declared and unpaid, in the event of voluntary termination, resignation from the position of [•] and/or dismissal with cause of the Grantee from his job in the Company and/or the Subsidiaries (“Call Option 1”).

4.2.1           The exercise of Call Option 1 assures the Company the right to buy and the obligation of the Grantee to sell all of the Shares held by him, subject to the conditions set forth in this Clause 4.2.

4.2.2           Price - The strike price of Call Option 1 in case (A) voluntary termination or resignation from the position of [•] will correspond to: 7.5x the Company’s EBITDA reflected in the audited financial statement for the year prior to the share purchase event, deducting the Net Debt, at a discount of 20% (twenty percent) on this final value for purchase by the Company, if the share under the Call Option has been held by the Grantee less than twelve (12) months, 10% (ten percent) if the respective share is less than twenty-four (24) months and 7.5x EBITDA without deduction after twenty-four (24) months for ascertaining the final purchase value by the Company (“Purchase Price 1”).  And in case (B) of Dismissal by the Company with Cause, the strike price will correspond to: 7.5x the Company’s EBITDA reflected in the audited financial statement for the year prior to the share purchase event, deducting the Net Debt, at a discount of 40% (forty percent) on this amount for ascertaining the final purchase value by the Company (“Purchase Price 1”).

4.2.2.1                    The payment of Purchase Price 1 may, at the Company’s sole discretion, be made in up to twelve (12) consecutive monthly installments by the Company, restated by the CDI, from the date of transfer of the Shares until the actual payment of each installment.

4.2.2.2                    The Purchase Price 1, or its respective installments, will be paid by wire transfer of funds to the current account held by the Grantee to be informed in due course. Payment of the full amount and/or the first installment of the Purchase Price 1 shall be made on the date of transfer of the Shares to the Company.

4.2.3           Call Option 1 may be exercised by the Company within a period of up to sixty (60) days from the voluntary termination, resignation from the position of [•] and/or dismissal with cause of the Grantee, by sending a notice to the Grantee, where the Company must state: (i) the exercise of Call Option 1, comprising all Shares held by the Grantee; (ii) the Purchase Price 1; and (iii) the form of payment of Purchase Price 1, subject to the provisions of Clause 4.2.2 above (“Notice of Purchase 1”).

4.2.4           Within five (5) days from the Notice of Purchase 1, the following acts shall be performed: (i) payment of the Purchase Price 1 or its first installment, at the Company’s discretion; and (ii) registration of the transfer of the Shares under Call Option 1 in the Company’s

Share Transfer Book and in the Share Registry Book, pursuant to the provisions of Clause 4.6 below.

4.3                     Call Option — Dismissal by the Company Without Cause. By this instrument, the Grantee irrevocably and irreversibly grants to the Company the option to purchase all Shares issued by the Company held by the Grantee, including all rights thereto, in the event of unjustified dismissal of the Grantee from his job in the Company and/or Subsidiaries (“Call Option 2”).

4.3.1           The exercise of Call Option 2 assures to the Company the right to buy and the obligation of the Grantee to sell all of the Shares held by the Grantee on the exercise date, subject to the conditions set forth in this Clause 4.3.

4.3.2           Price - The strike price of Call Option 2 will correspond to 7.5x the Company’s EBITDA reflected in the audited financial statement for the year prior to the share purchase event, deducting the Net Debt for ascertaining the final purchase price by the Company (“Purchase Price 2”). This price shall be paid, mutatis mutandis, in the manner and within the time limits stipulated in Clauses 4.2.2.1 and 4.2.2.2 above.

4.3.3           Call Option 2 shall follow, mutatis mutandis, the procedures set forth in Clauses 4.2.3 and 4.2.4 above, referring to the form of exercise and procedures.

4.4                     Call Option - Death or Permanent Disability. By this instrument, the Grantee irrevocably and irrevocably grants to the Company the option to purchase all Shares issued by the Company held by the Grantee on the exercise date, including all rights thereto, in the event of death or permanent disability of the Grantee (“Call Option 3”).

4.4.1           The exercise of Call Option 3 assures to the Company the right to buy and the obligation of the Grantee to sell all of the Shares held by the Grantee, subject to the conditions set forth in this Clause 4.4.

4.4.2           Price - The strike price of Call Option 3 will correspond to 7.5x the Company’s EBITDA reflected in the audited financial statement for the year prior to the share purchase event, deducting the Net Debt for ascertaining the final purchase price by the Company (“Purchase Price 3”), which shall be paid, mutatis mutandis, as provided in Clauses 4.2.2.1 and 4.2.2.2 above.

4.4.3           Call Option 3 shall follow, mutatis mutandis, the procedures set forth in Clauses 4.2.3 and 4.2.4 above.

4.5                     Note. Call Option 1, Call Option 2 and Call Option 3 shall be recorded in the Company’s registered share registry book, as follows: “all registered, class B preferred shares, with no par value, issued by Afya Participações S.A. and held, currently and in the future, by [•] are subject to call options granted to Afya Participações S.A., pursuant to the Option Agreement to Purchase Shares of Afya Participações S.A. and Other Covenants, signed on [•], which is filed at the headquarters of Afya Participações S.A.”.

4.6                     Term of office. For the purposes of clauses 4.2, 4.3 and 4.4 above, the Grantee appoints the Company as his attorney-in-fact, granting it special powers to perform any and all acts necessary to transfer the shares under Call Option 1, Call Option 2 or Call Option 3, as the case may be, also signing the Company’s Share Transfer Book, including receipts, instruments or any other documents on behalf of the Grantee; delegation of powers is prohibited. This mandate is granted on an irrevocable and irreversible basis, and is considered a business condition under the terms of articles 684 and 685 of the Civil Code, throughout the term of this Agreement, as set forth in the form of Annex 4.6 of this Agreement.

Clause 5.                                            Liquidity Events

5.1                     Definition of Liquidity Event. For the purposes of this Agreement, the term “Liquidity Event” of the Company shall be understood as: (i) the opening of the Company capital, which includes the initial public offering (whether primary or secondary), of the common shares issued by it in the Level 2 segment or Bovespa’s Novo Mercado, or a similar transaction in a foreign stock exchange (“IPO”); or (ii) any event of direct or indirect sale of the Company control to a third party, a scenario which therefore, does not include any change arising from a mere internal corporate reorganization of the corporate group, including, as an example, the incorporation of the Company by one of its shareholders or share exchanging within the control bloc or transfer of shares to: (a) direct or indirect controlling shareholders or a quotaholder of the shareholder (in the event of an investment fund in the capacity as direct or indirect shareholder), of the current shareholders of the Company; (b) companies indirectly or directly controlled by any of the current shareholders of the Company; (c) companies indirectly or directly controlling any of the current shareholders of the Company; and (d) any company directly or indirectly controlled by the controllers of any of the current shareholders of the Company; or (iii) direct or indirect sale of the interest held by BOZANO EDUCACIONAL II FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA (“Educational FIP”) in the capital of the Company, with the dismissal of the administrators representing the Educational FIP of the Board of Directors of the Company.

5.2                     Controlling IPO. In the event that the direct or indirect controller of the Company makes its IPO, and, in the process of making the IPO, the Company becomes a wholly-owned subsidiary of its parent company, the Grantee may exchange its Shares with shares of the company, which shall have its capital open. This exchange shall be made under the same conditions as the other shareholders of the Company.

5.3                     Liquidity Event. In case of any Liquidity Event, the following procedures shall be observed in relation to the Call Option object of this Agreement and the Shares subscribed/ purchased by the Grantee under this Agreement:

5.3.1           Exercised Portion. the Grantee may sell the Shares it owns with the Company or to the Company under the same terms and conditions of the Liquidity Event. For purposes of exercising this hypothesis:

5.3.1.1                      Put Option in the Liquidity Event. By this instrument, the Company irrevocably and irreversibly grants to the Grantee the option to sell to the Company all Shares issued by the Company held by the Grantee, including all rights thereto, under the same conditions as those contemplated in the Liquidity Event and, in such a case, the Company will be obliged to acquire such Shares (“Put Option Liquidity Event”).

5.3.1.1.1                             The exercise of the Put Option in the Liquidity Event by the Grantee assures to the Grantee the right to sell and the obligation of the Company to purchase all the Shares held by the Grantee, subject to the conditions set forth in this Clause 5.3.1.1.

5.3.1.1.2                             The Put Option in the Liquidity Event may be exercised by the Grantee within five (5) days from the receipt of notice of the Liquidity Event sent by the Company, by sending notice to the Chief Executive Officer of the Company with a copy to the Chief Legal Officer (“Put Option Notice”).

5.3.1.1.3                             Within five (5) days from the receipt of the Put Option Notice, the Company will inform the Grantee of the procedures and terms established for settlement of the Liquidity Event. On the closing date of the Liquidity Event, the following will occur: (i) payment of the Put Option Price; and (ii) registration of the transfer of Shares under the Put Option in the Company’s Share Transfer Book and in the Share Registry Book, observing the provisions of Clause 5.6 below.

5.3.1.2                      Call option of liquidity event. By this instrument, the Grantee irrevocably and irreversibly grants to the Company the option to purchase all Shares issued by the Company owned by the Grantee, including all rights thereto, in the event of a Liquidity Event (“Call Option Liquidity Event”).

5.3.1.2.1                             The exercise of the Call Option in the Liquidity Event assures to the Company the right to purchase and the obligation of the Grantee to sell all of the Shares held by the Grantee, subject to the conditions set forth in this Clause 5.3.1.2.

5.3.1.2.2                             The Call Option in the Liquidity Event may be exercised by the Company within a period of up to five (5) days as of the expiration of the deadline stipulated in Clause 5.3.1.1.2 above.

5.3.1.2.3                             The price and other conditions and procedures of the Call Option in the Liquidity Event, including the date and form of payment of the price, are those established for the Call Option in the Liquidity Event.

5.3.1.3                      Price - Put Option Liquidity Event and Call Option Liquidity Event. For the purposes of the Clause 5.3.1.3, the following is considered to be the unit price of the share in the Liquidity Event: (i) in any event of the direct or indirect sale of the Company control, it shall be the price paid per share in the control sale transaction; and (ii) in the event of an IPO, it shall be the initial price of the share negotiated in the IPO.

5.3.1.3.1                             The strike price of the Put Option in the Liquidity Event and the strike price of the Call Option in the Liquidity Event, as the case may be, will correspond to the unit value paid for the Company’s shares in the Liquidity Event multiplied by the number of Shares under the Put Option in the Liquidity Event (“Option Price in the Liquidity Event”).

5.3.1.3.2                             The payment of the Option Price in the Liquidity Event will be made by the Company under the same terms, conditions and deadlines as will occur in the Liquidity Event. In any case, the payment(s) shall be made by wire transfer of funds to the current account held by the Grantee that may be indicated by the Grantee.

5.3.1.4                      Note. The Put Option in the Liquidity Event and the Call Option in the Liquidity Event shall be recorded in the Company’s registered shares registry book, as follows: “all registered common shares, with no par value, issued by Afya Participações S.A. and held, currently and in the future, by [•] are subject to call options and put options, pursuant to Clause Five of the Stock Option Agreement of Afya and Other Covenants, signed on [•], which is filed at the Company’s headquarters”.

5.3.2           Exercisable Portion (Vesting Period completed). In the event that, on the date of notification of the Liquidity Event to the Grantee, there are exercisable portions of the Call Option, pursuant to the table in Clause 2.1., the Grantee may, at his sole discretion, exercise the Call Option within five (5) days counted from said notice of the Liquidity Event, observing, mutatis mutandis, the procedures set forth in Clause 5.2 above.

5.3.2.1                    Once the Call Option has been exercised, the terms, conditions and procedures set forth in Clause 5.2 above shall apply mutatis mutandis.

5.3.2.2                    Any difference between the Strike Price and the price to be paid by the Company, under the terms of Clauses 5.3.1.1 or 5.3.1.2.1 above, shall be: (i) immediately settled by the debtor party; or (ii) compensated with any balance payable by the creditor party.

5.3.3           Non-Enforceable Portion of the Option (Vesting Periods in course). If, on the date of notification of the Liquidity Event to the Grantee, there are non-exercisable portions of the Call Option, i.e. those in which the Vesting Period is occurring, the Grantee may, at his sole discretion, enforce the immediate exercise of the Call Option for all pending Vesting Periods.

5.3.3.1                    The Grantee shall, at his sole discretion, exercise the Call Option within five (5) days after notification by the Company of the Liquidity Event, observing, mutatis mutandis, the procedures set forth in Clause 5.2 above.

5.3.3.2                    Once the Option has been exercised, the terms, conditions and procedures set forth in Clause 5.2 above shall apply mutatis mutandis.

5.3.3.3                    Any difference between the Strike Price and the price to be paid by the Company, under the terms of Clauses 5.2.1.2 or 5.2.3.3 above, shall be: (i) immediately settled by the debtor party; or (ii) compensated with any balance payable by the creditor party.

5.4                     Term of office. For the purposes of Clause 5.3 above, the Grantee appoints the Company as his attorney-in-fact, granting it special powers to perform any and all acts necessary to transfer the shares under the Put Option Event Liquidity or Call Option Liquidity Event, as the case may be, also signing the Company’s Share Transfer Book, including receipts, instruments or any other documents on behalf of the Grantee; delegation of powers is prohibited. This mandate is granted on an irrevocable and irreversible basis, and is considered a business condition under the terms of articles 684 and 685 of the Civil Code, throughout the term of this Agreement, as set forth in the form of Annex 4.6 of this Agreement.

5.5                     In an IPO event, the Grantee must observe the lock-up period established in the applicable regulation practiced by the stock exchange in which the shares are listed.

Clause 6.                                            Rights and Restrictions of Shares

6.1.                  Shareholders’ Agreement. The Shares under the Call Option will be linked to the Company’s Shareholders Agreement and also, as applicable, to any shareholders agreement of the Company’s Subsidiaries.

6.2.                  Purchase right. Subject to the provisions of Clause 6.3, if the Grantee wishes to, directly or indirectly, totally or partially, sell, assign, dispose of, transfer, contribute to the capital of another company, give as usufruct, loan or trust, or in any form, trade (“Transfer”) the Shares held by him to third parties, during the term of this Agreement, the Grantee may do so only if he offers those Shares first to the Company. The Company will be entitled to purchase all of the Shares offered by the Grantee for the equity value of these Shares on the date of notification given by the Grantee of his intention to Transfer the Shares to third parties. This provision does not apply in the case of sale of the shares on the stock exchange, following the completion of an IPO of the Company and/or a Subsidiary of the Company.

6.2.1.                           The offer referred to in this Clause 6.2 shall be made by written notification, delivered to the Chief Executive Officer of the Company with a copy to the Chief Legal Officer, under penalty of invalidity of the notification.

6.2.2.                           The Company must inform the Grantee in writing of its decision to exercise or not the right of first offer to acquire all of the Shares within sixty (60) days from the date of receipt of the notice mentioned in Clause 6.2.1.

6.2.3.                           If the Company exercises the right of first offer, such acquisition shall be made within forty-five (45) calendar days from the Company’s notification.

6.2.4.                           If the Company does not send the counter-notification informing that it wishes to exercise the right of first offer or notify that it will not exercise such right, the Grantee may Transfer all Shares to third parties, provided that such Transfer is made within the three (3) months subsequent to the receipt of the counter-notification or (in the absence thereof) at the end of the period that the Company has to send the counter-notification.

6.2.5.                           After expiration of the period referred to in Clause 6.2.4 above without the Transfer having occurred, should the Grantee wish to Transfer his Shares once again, he shall resume the procedure established herein.

6.3.                  Lock Up Period. Except in case of a Liquidity Event or in the cases provided for in Clause Four of this Agreement, the Shares held by the Grantee may not be transferred to third parties for a period of three (3) years as of the respective acquisitions.

6.4.                  Dividend. The Grantee shall be entitled to 100% (one hundred percent) of the dividends related to the fiscal year in which the Call Option is exercised (proportionately to the share of such Grantee in the Company’s capital).

6.5.                  Note. The Right of First Offer and the Lock Up Period, established in Clauses 6.2 and 6.3 above, shall be recorded in the Company’s registered shares registry book, as follows: “all registered common shares, with no par value, issued by Afya Participações S.A. and held, currently and in the future, by [•] are subject to the transfer restrictions established under the Option Agreement to Purchase Shares of Afya and Other Covenants, signed on [•], which is filed at the headquarters of Afya”.

Clause 7.                                            Effectiveness and Termination Period

7.1.                  Without prejudice to the provisions of Clauses Five and Six, this Agreement is valid until the expiration of the term for exercising the Option, or while the Grantee is a shareholder of the Company, whichever occurs later.

7.2.                  This Agreement will be terminated by operation of law, without any right to indemnity to the Grantee: (a) upon the full exercise in the manner authorized by this Agreement; or (b) upon the expiration of the term for exercising the Call Option without its exercise by the Grantee; or (c) upon the Grantee’s withdrawal from the Company and/or its Subsidiaries, subject to the conditions set forth in Clause Four above; or (d) in the events of dissolution and liquidation of the Company.

Clause 8.                                            Representations and warranties

8.1.                  The Grantee represents and warrants to the Company that: (i) he has carefully reviewed and analyzed the information and materials related to the Call Option and the terms of this Agreement; (ii) he fully understand the terms and conditions set forth in this Agreement, as well as the risks associated with it, including, but not limited to, the possible appreciation or devaluation of the Shares; (iii) the exercise of the Call Option in any of its Vesting Periods will depend upon the Grantee’s own resources; and (iv) the transfer of the Shares shall strictly observe the conditions set forth in this Agreement.

8.2.                  The Company represents and warrants to the Grantee that: (i) it obtained all necessary corporate authorizations and has full powers to execute this Agreement and fulfill the obligations hereunder; and (iii) the issue, purchase and sale of the Shares, as the case may be, do not infringe any obligation to which it is subject.

Clause 9.                                            Miscellaneous

9.1.                  Definitions. Capitalized terms in this Agreement shall comply with the definitions set forth in this Agreement, including its preamble.

9.2.                  Notifications. All notices, notifications and any other communications relating to this Agreement shall be made in writing and will be deemed effective if (i) delivered personally with acknowledgment of receipt; (ii) sent by registered letter with acknowledgment of receipt:

Company

[address]

Telephone: [•]

E-mail: [•]

Grantee

[address]

Telephone: [•]

E-mail: [•]

9.2.1           The recipient’s change of address or any of the numbers indicated herein shall be promptly notified to the Parties, as provided hereunder; if such notification is not given, any notice or communication delivered to the recipients at the above addresses shall be deemed to have been duly made and received.

9.2.2           The notifications and communications will be considered as having been delivered on the date indicated in the acknowledgment of receipt in the case of registered letter, or on the date of notice served by court or registry office.

9.3.                  Applicable law. This Agreement and the rights of the Parties under this Instrument shall be governed by, construed and enforced in accordance with the laws of the Federative Republic of Brazil.

9.4.                  Waiver. Any omission or forbearance by either Party as to the enforcement of the provisions of this Agreement or the requirement to comply with any of its provisions at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part thereof, and shall not be considered a precedent, amendment or novation of its clauses, nor a waiver of the right of such Party provided hereunder to demand compliance with any of its provisions.

9.5.                  Severability. If any one or more of the provisions of this Agreement are found to be invalid or ineffective under applicable law, the validity or effectiveness of the other provisions shall not be affected, and the Parties shall negotiate in good faith alternative mechanisms for the provisions deemed invalid or ineffective in order to maintain the spirit of the covenants of this Agreement.

9.6.                  Change. This Agreement may only be amended by means of a written instrument duly signed by the Parties.

9.7.                  Assignment; Binding Effect. This Agreement is binding upon, beneficial to and will be enforceable by each of the Parties, their respective heirs, successors and assigns in any capacity, and it is prohibited to assign or transfer to third parties, in any way, the rights and obligations arising herefrom, except as expressly provided hereunder or with the prior written consent of the other Party. Any alleged assignment or transfer without such prior written consent shall be null and void.

9.8.                  Entire Agreement. This Agreement, together with the Stock Option Plan, constitutes the entire agreement held between the Parties with respect to the object thereof, and replaces any conflicting verbal or written prior agreement or understanding relating to the subject matter hereof.

9.9.                  Enforceable Instrument. This Agreement constitutes, for all legal purposes, an extrajudicial enforceable instrument pursuant to art. 784, III, of the Brazilian Code of Civil Procedure.

9.10.           Specific Execution. The Parties undertake to fulfill, formalize and perform their obligations always in strict compliance with the terms and conditions established in this Agreement. Notwithstanding Clause 9.14, the Parties hereby acknowledge and agree that all obligations undertaken or likely to be attributed to them under this Agreement are subject to specific enforcement pursuant to articles 497, 498, 501 et seq. and 815 et seq. of the Brazilian Code of Civil Procedure, without prejudice to the cumulative recovery of losses and damages by the Party that has to compensate them due to noncompliance with the obligations agreed herein. Each of the Parties does not waive any recourse or measure (including the recovery of losses and damages) to which it is entitled, at any time. The Parties expressly acknowledge and agree to the specific performance of their obligations and accept court orders or any other similar acts.

9.11.           Guarantee. No provisions of this Contract or Stock Option Plan neither confer to the Grantee any guarantee to remain in the Company and/or Subsidiaries and/or Parent Company of the Company as an employee or until the end of its tenure as administrator, nor shall it ensure its reelection for the referred position, nor shall it interfere in any manner with the right reserved by the Company to dismiss the manager.

9.12.           Omissions. The cases omitted from this Agreement shall be regulated by the Company’s Board of Directors.

9.13.           Terms. In the event that a deadline stipulated in this Agreement falls on a day that is not a business day, such deadline shall automatically be extended to the next business day.

9.14.           Resolution of conflicts. The Parties agree that any disputes arising out of this Agreement shall be settled by arbitration to be conducted by the Arbitral Tribunal of the Brazil - Canada Chamber of Commerce (“Arbitration and Mediation Center”), in accordance with its current rules, and this Clause 9.14 shall serve as an Arbitration Clause for the purposes of paragraph 1 of article 4 of Law 9307 of September 23, 1996. The administration and the correct development of the arbitration procedure, likewise, will be incumbent upon the Arbitration and Mediation Center.

9.14.1.                    The arbitration shall be carried out by an arbitration court composed of three (3) arbitrators, and the Company shall appoint one (1) arbitrator and the Grantee shall appoint one (1) arbitrator. The third arbitrator, who shall preside the Arbitration Court, shall be chosen by mutual agreement of the arbitrators nominated by the Parties. If the Company or the Grantee fails to appoint any of the arbitrators mentioned in the previous clause within twenty (20) days as from the receipt of notification sent by the Arbitration and Mediation Center to the Parties to appoint their arbitrator, it shall be incumbent upon the President of the Arbitration Center and Mediation to make the appointment of such arbitrator. Similarly, if the appointed arbitrators do not reach a consensus about the appointment of the third arbitrator within fifteen (15) days from the date on which the last arbitrator has accepted the appointment, the President of the Arbitration and Mediation Center shall make such appointment.

9.14.2.                    The arbitration shall be appraised and decided solely under the laws of the Federative Republic of Brazil. The arbitration procedures will be conducted in Portuguese, in the city of São Paulo, State of São Paulo, and the arbitrators cannot judge in equity.

9.14.3.                    The arbitration hereunder shall normally continue in the event of default of either Party.

9.14.4.                    Expenses related to any dispute submitted to arbitration under this Clause 9.14 shall be borne by the Party that is unsuccessful in the arbitration proceedings, including reasonable costs and reasonable attorneys’ fees incurred by the winning party, and, if partial reason is given, the Parties shall pay the expenses in equal shares, unless otherwise determined by the arbitrators.

9.14.5.                    The Parties acknowledge that any order, decision or arbitration award shall be final and binding, and the final award will be considered an extrajudicial enforceable instrument which is binding upon the Parties and their successors, who undertake to comply with the arbitration award, regardless of court enforcement.

9.14.6.                    Notwithstanding the above provisions, each Party remains entitled to file for judicial measures: (a) to obtain any urgent measures necessary prior to the commencement of the arbitration procedure, and such measure shall not be construed as a waiver of the arbitration procedure by the Parties; (b) to enforce any arbitration award, including the final award; and (c) to ensure the establishment of arbitration. When it is necessary to seek an emergency measure before the commencement of the arbitration procedure, and to enforce the arbitration awards, the Parties elect the District Courts of São Paulo, State of São Paulo.

9.14.7.                    The Parties shall keep confidential all information related to the arbitration.

IN WITNESS WHEREOF, the Parties and the Intervening Parties have signed this Agreement in two (2) counterparts of equal form and content, together with the undersigned witnesses.

Nova Lima, [date].

AFYA Participações S.A.	[•]
By:

Witnesses:

Name:	Name:
ID:	ID:
SSN:	SSN:

Annex 2.3 - Exercise Notice Template

Nova Lima, [•] [•], [•]

To

Chief Executive Officer of AFYA Participações S.A.

Mr. [•]

Ref.: Exercise of call option

Dear Sir,

Reference is made to clause 2.3 of the Stock Option Agreement of AFYA Participações S.A. and Other Covenants Issue, signed on [•], whereby I received an option to purchase common shares issued by Afya Participações S/A (“Afya”), granted by Afya (“Agreement”).

[Considering that on [•] [•], [•] one of the vesting periods provided for in clause 2.1 of the Agreement expired, I hereby exercise the option to purchase all the Shares issued by AFYA, foreseen for the period in said clause, i.e. [•] shares.] {or} [Considering the occurrence of the Liquidity Event, as provided for in clause 5 of the Agreement, I hereby exercise the Option to [•] [•] shares issued by AFYA.]

Pursuant to clause 3.2.1 of the Agreement, the Strike Price will be paid cash by wire transfer of funds to the current account held by the Company indicated in the Agreement:

(    )                           on the date of subscription of the Shares.

(....)                           in     equal and subsequent installments, and the first installment shall be paid on the date of subscription of the Shares.

Terms used in capital letters and not defined in this Notice have the meaning ascribed to them in the Agreement.

Sincerely,

[•]

Annex 2.3.2 - Draft Power of Attorney for the Call Option

Power of attorney

[•], [nationality], [civil status], [profession], SSN [•], holder of ID (RG) [•], residing and domiciled in the State of Minas Gerais, City of Nova Lima, at [•], Zip Code (CEP): [•], (the “Grantor”), appoints as his attorney-in-fact, pursuant to Article 684 of the Civil Code, AFYA Participações S.A., a privately held corporation, duly established and validly existing in accordance with the laws of the Federative Republic of Brazil, with headquarters in the State of [•], City of [•], at [•] Street, [•], suite [•], Zip Code (CEP) [•], EIN [•], with special powers to perform, according to clause 2.3.2 of the Option Agreement to Purchase Shares of AFYA Participações S.A. and Other Covenants, signed on [•], any and all acts necessary for the transfer of the shares issued by the Grantee under Call Option to the Grantor, also signing the Company’s Share Transfer Book, including receipts, instruments or any other documents on behalf of the Grantee as required for the good and faithful performance of this mandate that is hereby granted; delegation of powers is prohibited.

This power of attorney shall remain in force for 60 days after the expiry of the last vesting period.

Nova Lima, [•] [•], 20[•].

[•]

Annex 4.6 — Draft Power of Attorney for Other Options

Power of Attorney for One’s Own Benefit

[•], [nationality], [civil status], [profession], SSN [•], holder of ID (RG) [•], residing and domiciled in the State of Minas Gerais, City of Nova Lima, at [•], Zip Code (CEP): [•], (the “Grantor”), appoints as his special attorney-in-fact and for his own benefit, pursuant to Article 684 and 685 of the Civil Code, AFYA Participações S.A., a privately held corporation, duly incorporated and validly existing in accordance with the laws of the Federative Republic of Brazil, with headquarters in the State of [•], City of [•], at [•] Street, [•], suite [•], Zip Code (CEP) [•], EIN [•], with special powers to perform, according to clause 4.6 and 5.6 of the Option Agreement to Purchase Shares of AFYA Participações S.A. and Other Covenants, signed on [•], any and all acts necessary for the transfer of the shares issued by the Grantee to the Grantee himself, also signing the Company’s Share Transfer Book, including receipts, instruments or any other documents on behalf of the Grantee as required for the good and faithful performance of this mandate that is hereby granted; delegation of powers is prohibited.

This mandate is granted for one’s own benefit, and is irrevocable, irreversible and irretrievable, pursuant to article 685 of the Civil Code and other provisions applicable to the case.

This power of attorney shall remain in force for the duration of this Agreement.

Nova Lima, [•] [•], 20[•].

[•]